CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 22, 1999, relating to the financial statements and financial highlights appearing in the April 30, 1999 Annual Report of The AAL U.S. Government Zero Coupon Target Fund, Series 2001 and The AAL U.S. Government Zero Coupon Target Fund, Series 2006 (two of the funds comprising The AAL Mutual Funds) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 24, 1999